EXHIBIT 99.2

Foresight Energy LP Enters into Restructuring Support Agreement with Members of Ad
Hoc Lender Groups and Files Chapter 11 to Access $100 million in New Financing

ST.  LOUIS, Missouri — (BUSINESS WIRE) — March 10, 2020 - On March 10, 2020, Foresight Energy LP, and its general partner Foresight Energy GP LLC (together, “Foresight Energy” or the “Partnership”) (OTCQX: FELPU), announced that Foresight Energy and all of its subsidiaries entered into a Restructuring Support Agreement (the “RSA”) with ad hoc lender groups (the “Ad Hoc Lender Groups”) holding more than 73% of the approximately $1.4 billion in claims under each of the Partnership’s first lien credit agreement and second lien notes.

To implement the RSA, Foresight Energy filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) on March 10, 2020 (collectively, the “Chapter 11 Cases”).

Voluntary petitions have also been filed for all of the Partnership’s subsidiaries, including those operating the Williamson, Sugar Camp, Hillsboro operations, and the Sitran River Terminal.

New Financing and RSA Terms

The Partnership intends to finance its operations throughout Chapter 11 with cash on hand and access to a $100 million new money debtor-in-possession financing facility (the “DIP Facility”), subject to Bankruptcy Court approval. Lenders party to the RSA have committed to provide the full amount of the DIP Facility. The proceeds of the DIP Facility will be used to support ordinary course operations and payments to employees and suppliers throughout the restructuring process.

The RSA contemplates that substantially all of the Partnership’s prepetition funded debt will be equitized. In turn, the RSA authorizes providing a reorganized Foresight Energy with a $225 million exit financing facility (the “Exit Facility”) backstopped by the lenders party to the RSA. The Exit Facility is anticipated to provide a reorganized Foresight Energy with funds sufficient to repay the DIP Facility and retain cash on hand to perform in the ordinary course of business upon emergence from its Chapter 11 Cases. The RSA further contemplates that Mr. Robert D. Moore will continue to be Chairman of the Board of a reorganized Foresight Energy. The Partnership has agreed to comply with certain milestones related to implementing its Chapter 11 plan and related restructuring process under the DIP Facility and RSA.

Mr. Moore said, “We appreciate the support of our lenders, many of whom have been invested with the Partnership for a long time.  As we enter this process, I am confident the DIP Facility provides the Partnership with adequate liquidity to get payments to our valued trade partners and continue operating in the normal course of business without any anticipated impact to production levels.”

The Partnership has filed first day motions with the Bankruptcy Court that when granted will enable day-to-day operations to continue uninterrupted.

Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel to Foresight Energy; Jefferies Group is acting as investment banker; and FTI Consulting, Inc. is acting as financial advisor.

Akin Gump Strauss Hauer & Feld LLP is acting as legal counsel and Lazard Frères & Co. LLC is acting as investment banker to the Ad Hoc Lender Group representing lenders under the first lien credit agreement.

Milbank LLP is acting as legal counsel and Perella Weinberg Partners LP is acting as investment banker to the Ad Hoc Lender Group representing crossover lenders under each of the second lien indenture and first lien credit agreement.

Additional information, including court filings and other documents related to the reorganization proceedings, will be available on a website administered by the Partnership’s claims agent, Prime Clerk LLC, at https://cases.primeclerk.com/ForesightEnergy.

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Safe Harbor Statement

This release includes forward-looking statements. A variety of factors could cause actual results to differ materially from the expectations expressed in this release, including (i) market demand for coal and electricity; (ii) geologic conditions, weather and other risks of coal mining that are beyond our control; (iii) claims and litigation brought against us, (iv) the coverage provided by our insurance against certain liabilities; (v) our ability to extend existing long-term coal supply agreements or enter into new agreements in the future; (vi) an increase in competition within our industry and with producers of competing energy sources; (vii) the accuracy with which we are able to estimate our coal reserves and changes in the value of our proven and probable coal reserves; (viii) availability and pricing of mining and other industrial supplies; (ix) negotiation of labor contracts, employee relations and workforce availability; (x) transportation availability, performance and costs; (xi) loss of key customers; (xii) our ability to obtain or renew surety bonds on acceptable terms; (xiii) possibility of strikes or other work stoppages at our one unionized mine; (xiv) obligations relating to benefits for retired employees and under pension plans; (xv) our ability to retain key executives and attract and retain qualified employees; (xvi) the impact of future legislation and changes in regulations, governmental policies and taxes, including those affecting permitting, mine safety and health, and land rights of mining operators and those aimed at reducing greenhouse gas emissions; (xvii) the Partnership’s ability to obtain approval by the Bankruptcy Court of a Chapter 11 plan or any other plan of reorganization, including the treatment of the claims of the Partnership’s lenders and trade creditors, among others; (xviii) the Partnership’s ability to obtain approval with respect to motions in the Chapter 11 Cases and the Bankruptcy Court’s rulings in the Chapter 11 Cases and the outcome of the Chapter 11 Cases in general; (xix) the length of time the Partnership will operate under the Chapter 11 Cases; (xx) risks associated with third-party motions in the Chapter 11 Cases, which may interfere with the Partnership’s ability to develop and consummate a plan of reorganization; (xxi) the potential adverse effects of the Chapter 11 Cases on the Partnership’s liquidity, results of operations or business prospects; (xxii) the ability to execute the Partnership’s business and restructuring plan; (xxiii) increased legal and advisor costs related to the Chapter 11 Cases and other litigation and the inherent risks involved in a bankruptcy process.

About Foresight Energy LP

Foresight Energy is a leading producer and marketer of thermal coal controlling nearly 2.1 billion tons of coal reserves in the Illinois Basin. Foresight Energy operates three longwall mining complexes with four longwall mining systems (Williamson (one longwall mining system), Sugar Camp (two longwall mining systems), and Hillsboro (one longwall mining system), which has fully resumed longwall mining operations in March 2020), and the Sitran river terminal on the Ohio River. With the resumption of longwall mining at Hillsboro, Foresight Energy has temporarily idled continuous miner production at its Macoupin complex. Foresight Energy’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Cody E. Nett
Corporate Secretary
740-338-3100
Investor.relations@foresight.com
Cody.Nett@coalsource.com